OXIGENE

Novel Vascular Disrupting Agents for Ovarian Cancer and Other Malignancies

September 2013 Filed Pursuant to Rule 433 Registration Statement No. 333-190464 September 9, 2013

2 2
This presentation contains forward-looking statements under the meaning of the Private Securities Litigation Reform Act of 1995.
These statements give our current expectations or forecasts and use words such as “anticipate,” “estimate,” "expect," “believe,” and other words of similar meaning. Any or all of the forward-looking statements in this presentation may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties including but not limited to, the efficacy of our product candidates, their efficacy at acceptable dosage levels, the ability to raise capital when needed and on reasonable terms, projections of potential commercial sales of company products, the results and progress of clinical trials, developing the necessary manufacturing processes and gaining all necessary regulatory approvals, both in the United States and internationally. Consequently, no forward-looking statement can be guaranteed and actual results may differ materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements are contained in our most recent reports to the Securities and Exchange Commission including our Form 10-Q, 8-K and 10-K reports.
However, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995.
The information in this document has been prepared solely for informational purposes and does not constitute an offer to sell or the solicitation of an offer to purchase any securities from any entities described herein. Any such offer will be made solely by means of the prospectus contained in the registration statement (the "Registration Statement") filed by OXiGENE, Inc. (the
"Company") with the Securities and Exchange Commission (the "SEC"). The information contained herein may not be used in connection with an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not permitted by law or in which the person making the offer or solicitation is not qualified to do so or to any person to whom it is unlawful to much such offer or solicitation.
INVESTING IS SPECULATIVE AND INVOLVES RISK OF LOSS. YOU SHOULD REVIEW CAREFULLY THE REGISTRATION
STATEMENT, INCLUDING THE DESCRIPTION OF THE RISKS AND OTHER TERMS BEFORE MAKING A DECISION TO INVEST. The
Company has filed a Registration Statement (including a prospectus) with the SEC for the offering to which this presentation relates. Before you invest, you should read the prospectus contained in the Registration Statement, the information incorporated by reference into the Registration Statement, and other documents the Company has filed with the SEC for more complete information about the Company and the offering. You may get these documents for free by visiting EDGAR on the SEC website at
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prospectus contained in the Registration Statement if you request it by calling H.C. Wainwright & Co., LLC at (212) 356-0500.
Safe Harbor And Free Writing Prospectus Statement
Safe Harbor And Free Writing Prospectus Statement

Balance Sheet (2Q13)
- Cash: $7.7M, lasts into 2Q14
- Debt: $0M

Equity Metrics (Aug 28, 2013)
- Mkt Cap: $6.5M
- Shr Out: 2.7M (6.8M fully diluted)

OXIGENE

OXiGENE, Inc. (OXGN) Corporate Snapshot
OXiGENE, Inc. (OXGN) Corporate Snapshot
Development-stage biotechnology company
Lead product candidate: ZYBRESTAT
®
A vascular disrupting agent (VDA) being developed
primarily as an adjunctive cancer therapy which
has shown utility and tolerability to date in
combination with Avastin
®
and other cancer drugs
for ovarian cancer and other solid tumors
Follow-on product: OXi4503
A 2
nd
– generation, dual-mechanism VDA being
developed for acute myeloid leukemia (AML)
Robust intellectual property (IP) portfolio
consists of more than 120 patents worldwide
3

TEAM MEMBER	EXPERIENCE
	Peter Langecker MD PhD Chief Executive Officer	CIBA GEIGY (Novartis), Schering-Plough (Merck), Coulter (GSK), SUGEN (Pfizer), Intarcia, DURECT
	Barbara Riching CPA Chief Financial Officer	Abgenix (Amgen), ALZA (J&J), Natural Wonders, Ernst & Young
	Alice Varga MS/MA VP Regulatory Affairs and Quality Assurance	Syntex (Roche), SUGEN (Pfizer), PDL, Genentech/Roche, Cell Genesys (Bio Sante), Geron
	Kathleen Lee PhD MBA VP Chemistry, Manufacturing and Controls (CMC)	Syntex (Roche), Scios (J&J), InteKrin
	Jai Balkissoon MD, FACS Clinical Development Consultant	NCI Bethesda, Chiron (Novartis), Genentech/Roche, PPD
	Dai Chaplin PhD Scientific Advisor and Board Member	University College, London, Cancer Research Campaign UK, RPR, Aventis

OXIGENE

OXiGENE Leadership Team OXiGENE Leadership Team 4

5 5 After many years of research, After many years of research, we believe ZYBRESTAT we believe ZYBRESTAT ® ® may may become the first become the first commercialized VDA… commercialized VDA… * * *

6 6
…
…
attracting the support of
attracting the support of
numerous prestigious
numerous prestigious
foundations, non-profit
foundations, non-profit
research institutions and “big
research institutions and “big
pharma”
pharma”
companies.
companies.
*
*

7 7
Where is the Opportunity?
Where is the Opportunity?
Significant Therapeutic and Commercial Potential
Potential to significantly improve outcomes in solid tumor indications
Example: Antisoma received $75M upfront and $915 M in potential development-based milestones for ASA404 from Novartis
Challenging Development History Limits Competition
Apart from OXiGENE only 3 other companies are known to be currently developing VDAs, none of which have progressed to the submission stage
OXiGENE believes it has determined the optimal way ZYBRESTAT
®
should be developed and brought to the market
ZYBRESTAT
®
May Become the First Commercialized VDA
Clinically meaningful activity with no significant safety issues to date
Previously identified cardiovascular response was found to be easily managed with no abrogation of the anti-tumor effects

8 8
OXiGENE’s
OXiGENE’s
ZYBRESTAT
ZYBRESTAT
®
® (fosbretabulin,
(fosbretabulin,
CA4P)
CA4P)
Established Safety Profile (>400 patients)
No cumulative toxicities or cytotoxic-like side-effects
Manageable, transient mild-to-moderate hypertension
Manageable, transient myelosuppression with chemotherapy
Demonstrated Vascular Disrupting Activity
Single agent activity with partial and complete responses in solid tumors
Positive results in combination with Avastin
®
(bevacizumab)
Positive results in combination with Paraplatin
®
/ Taxol
®
Robust Intellectual Property (IP)
Protected by both composition-of-matter and method-of-use patents
Exclusive, worldwide license to the combretastatins discovered and isolated by researchers at Arizona State University (ASU)

9 9
Unique, Dual Mechanism of Action
Tubulin-mediated cell shape change of endothelial and leukemic cells
Metabolized by oxidative enzymes (e.g., tyrosinases and peroxidases)
into an orthoquinone species with direct cytotoxic effects on tumor cells
Compelling Preclinical and Early Clinical Data
Recommended dose, objective responses and significant blood flow reductions shown in Ph 1/2 studies in refractory solid tumors
Demonstrated near-complete elimination of FLT-3 mutated human AML
(leukemic clone) in systemic xenograft in SCID mouse model
Robust Intellectual Property (IP)
Protected by both composition-of-matter and method-of-use patents
Exclusive, worldwide license to the combretastatins discovered and isolated by researchers at Arizona State University (ASU)
OXiGENE’s OXi4503: A 2nd-Generation VDA
OXiGENE’s OXi4503: A 2nd-Generation VDA

10 10
OXiGENE’s Late-Stage Development Pipeline
OXiGENE’s Late-Stage Development Pipeline
ZYBRESTAT
®
Combination Therapy Preclinical Phase 1 Phase 2 Phase 3
With Paraplatin ® (carboplatin) / Taxol ®
(paclitaxel) in anaplastic thyroid cancer
(ATC)
With Avastin ® (bevacizumab) in ovarian
cancer
With Votrient ® (pazopanib) in ovarian
cancer
With Taxol ® (paclitaxel) in ovarian cancer
ZYBRESTAT
®
Single-Agent Therapy Preclinical Phase 1 Phase 2 Phase 3
Carcinoid syndrome
OXi4503 Single-Agent Therapy Preclinical Phase 1 Phase 2 Phase 3
Refractory acute myelogenous leukemia
(AML)
Ph. 2/3 completed
Ph. 2 ongoing
Ph. 2 planned
Ph. 2 planned
Ph. 1 ongoing
Ph. 1b/2 planned
Pre-EU MAA

11 11
OXiGENE (OXGN) Investment Thesis
OXiGENE (OXGN) Investment Thesis
Compelling Valuation
Currently trading at a market cap of less than $10 million
Leveraging $200+ million previously invested primarily in VDA development
Cost-Efficient and Risk-Mitigated Development Strategy
Ongoing and planned Ph 2 trials supported by foundations, non-profit research institutions and larger pharmaceutical companies
Significant Potential Value-Creating Events on the Horizon
Enrollment complete for ongoing Avastin
®
+/- ZYBRESTAT
®
Ph 2 in ovarian
cancer; Preliminary results expected 1H14
Potential initiation of Taxol
®
+/- ZYBRESTAT
®
and Votrient
®
+/- ZYBRESTAT
®
Ph 2 trials in ovarian cancer, as well as a Ph 1a/2b trial in carcinoid syndrome
Completion of enrollment for OXi4503 Ph 1 trial in AML
Actively pursuing development and commercialization agreements with established industry leaders

12 12 Vascular Disrupting Vascular Disrupting Agents (VDAs) Agents (VDAs) Denying Tumors Oxygen Denying Tumors Oxygen and Vital Nutrients and Vital Nutrients * * * * * * *

13 13
About Vascular Disrupting Agents (VDAs)
About Vascular Disrupting Agents (VDAs)
Proven Mechanism of Action
VDAs cut off blood supply to tumors, effectively
‘starving' them of oxygen and nutrients
Reducing blood supply is a proven mechanism
used by  commercialized anti-VEGF drugs such
as Avastin
®
(bevacizumab) to treat cancer
Targeted Impact
VDAs disrupt blood flow and vasculature only
within tumors, sparing normal cells and organs
Broad Therapeutic Utility
Potentially useful in a wide range of tumors
Potentially improve clinical outcomes when
used in combination with other types of anti-
cancer therapies
Tumor Blood Flow Before VDA
Tumor Blood Flow After VDA

14 14
Product Developer Partner Status
In Active Development
ZYBRESTAT ® OXiGENE
Unpartnered;
Licensed from
Arizona State
University (ASU)
and BMS
Currently in pre-MAA stage for ATC in EU
Completed Ph 2b/3a with Paraplatin ® (carboplatin) / Taxol ® (paclitaxel) in anaplastic thyroid cancer (ATC)
Currently in Ph 2 with Avastin ® (bevacimuzab) in ovarian cancer
Planned Ph 2 with Votrient ® (pazopanib) in ovarian cancer
Planned Ph 2 with Taxol ® (paclitaxel) in ovarian cancer
Planned Ph 1/2 trial in carcinoid syndrome (IP from AngioGene)
OXi4503 OXiGENE
Unpartnered;
ASU License
Currently in Phase 1 in acute myelogenous leukemia
BNC105 Bionomics Unpartnered
Currently in Ph 2 in combination with chemotherapy in both renal cell and ovarian cancers
NPI-2358
(plinabulin)
Nereus Unpartnered
Completed Ph 1 and Ph 2 clinical trials for solid tumors and NSCLC
(combination with docetaxel); no ongoing trials
Crolibulin EpiCept
Immune Pharma
Ltd.
Currently in Phase 1/2 in combination with cisplatin in solid tumors with focus on ATC
No Longer in Active Development
AVE8062 Ajinomoto SanofiAventis Active but limited IP
ASA404 Antisoma Novartis Failed in Ph 3
Denibulin AngioGene MediciNova Cardiac toxicity in Ph 2
ZD6126 AstraZeneca AngioGene Cardiac toxicity in Ph 2
VDA Competitive Landscape
VDA Competitive Landscape

15 15 ZYBRESTAT ZYBRESTAT ® ® Program Program in Ovarian Cancer in Ovarian Cancer * * * * * * * *

Cancer Incidence vs Cancer Mortality
Uterus
288,387
73,854
Breast
1,384,155
458,503
Cervix
530,232
275,008
Ovary
224,747
140,163

Localised
Confined to primary site
15% at diagnosis
Regional
Spread to regional lymph nodes
17% at diagnosis
Distant
Cancer has metastasised
62% at diagnosis
Unknown
Unstaged
7% at diagnosis

OXIGENE

16 16
Why Ovarian Cancer?
Why Ovarian Cancer?
Aggressive, stealthy cancer
~22,000 new cases in the U.S. annually,
~220,000 new cases worldwide
Over 60% of patients have distant spread
at diagnosis resulting in poor prognosis
Dire need for better therapies
Highly lethal cancer that is responsible
for the deaths of approximately 14,000
women in the U.S. each year
Rapid resistance to existing FDA-
approved treatments ultimately limits
their effectiveness
5-year survival rates of only 47%, largely
unchanged since the 1990s
•
Annual Incidence And Mortality Rates
of Female Cancers Worldwide
•
Ovarian Cancer Spread at Diagnosis

Anti-VEGF Combinations

Avastin® (bevacizumab)

- Sponsored by Genentech / Roche, GOG, NCI
- 107 patients enrolled at 80 clinical sites
- Primary Endpoint: PFS
- Preliminary data expected in 1H14

Votrient® (pazopanib)

- Potentially Sponsored by UK Non-Profit Cancer Research Organization and Involved Drug Manufacturers and OXiGENE
- Multicenter study, up to 120 patients
- Primary endpoint: PFS
- Initiation planned for 1H14

Other Therapies

Chemotherapy Combinations

Weekly dosing of Taxol® (paclitaxel)

- Potentially Sponsored by US Non-Profit Cancer Research Organization
- Up to 120 patients at 80 sites
- Primary endpoint: PFS
- Initiation planned for 1H14

Other Therapies

Orphan drug status in US and EU for ZYBRESTAT®

OXIGENE

17 17 Risk-Mitigated, Cost Effective Development Risk-Mitigated, Cost Effective Development

OXiGENE's Estimated Remaining Cost: < $1M

OXiGENE

18 18
Avastin
Avastin
®
® (bevacizumab) +/-
(bevacizumab) +/-
ZYBRESTAT
ZYBRESTAT
®
®
Co-Sponsored by Gynecologic Oncology Group (GOG),
National Cancer Institute (NCI), and Genentech / Roche
Ongoing Ph 2 trial (GOG186I) in ovarian cancer
First randomized combination study of Anti-VEGF + VDA compounds
2nd- or 3rd-line therapy for platinum-resistant ovarian cancer
Primary endpoint: Median progression free survival (PFS)
Goal: Improvement  in PFS from 50% (Avastin
®
) to 65% (Combination)
Enrollment complete at 107 patients at 80+ clinical sites; preliminary results expected 1H14
Rationale: Positive Ph 1 and preclinical trial results
Disease stabilization in 9/14 (60%) treated patients who had failed multiple prior therapies

19 19
Votrient
Votrient
®
® (pazopanib)
(pazopanib)
+/-
+/-
ZYBRESTAT
ZYBRESTAT
®
®
Potentially Sponsored by UK Non-Profit Cancer Research
Organization and Drug Manufacturers Involved
Planned Randomized, Placebo-controlled Ph 2 trial
Up to 120 patients with platinum-resistant ovarian cancer
Primary endpoint: Median progression free survival (PFS)
Initiation expected 1H14
Rationale: Positive Ph 1 and Preclinical Trial Results
Positive Ph 1 results with Avastin
®
+ ZYBRESTAT
®
Anti-angiogenic multi-kinase inhibitors + ZYBRESTAT
®
significantly
reduced tumor growth rates in preclinical tumor models
OXiGENE’s Estimated Cost: < $1M

- **Potentially Co-Sponsored by US Non-Profit Cancer Research Organization**
- **Planned Randomized, Placebo-Controlled Ph 2b Trial**
  - ~120 platinum-resistant ovarian cancer patients at ~80 clinical sites
  - Primary endpoint: progression-free survival (PFS)
  - Target start 1H2014
- **Rationale: Positive Ph 2a Trial Results**
  - 44 platinum-resistant ovarian cancer patients (CRUK-207)
  - 11/44 (25%) patients with PR or CA-125 response compares favorably to published outcomes of ~ 10% response rate in this patient population

OXIGENE

20 20 Weekly Taxol Weekly Taxol ® ® (paclitaxel) +/- (paclitaxel) +/- ZYBRESTAT ZYBRESTAT ® ® OXiGENE’s Estimated Cost: ~$1M w/ or ~$8M w/o Co-Sponsor

21 21 * * * * * * * * * * ZYBRESTAT ZYBRESTAT ® ® Program Program in Carcinoid Syndrome in Carcinoid Syndrome * * * ** * * *

22 22
Carcinoid Syndrome
Carcinoid Syndrome
Slow-Growing, Biologically
Active GI Tumors
Neuroendocrine tumors (NETs) that
overproduce biologically active
substances such as serotonin
Causes debilitating symptoms,
including episodic flushing, diarrhea,
wheezing, and potentially carcinoid
heart disease
Limited Therapeutic Options
Somatostatin analogues such as Sandostatin
®
(octreotide) help to
control symptoms, but the effect is often only temporary
Non-responders are limited to surgical resection and/or chemotherapy, for which patients are often ineligible

23 23
Sandostatin
Sandostatin
®
® (octreotide) +/-
(octreotide) +/-
ZYBRESTAT
ZYBRESTAT
®
®
Planned Ph. 1b/2a Self-Controlled Study
20 Sandostatin
®
-refractory carcinoid syndrome patients with
increased biomarker (5-HIAA and/or chromogranin A) levels
Primary endpoints: Biomarker (5-HIAA and/or chromogranin A) levels
Secondary endpoints: Symptom control, QoL
Rationale: Positive Preclinical Results, Potentially Rapid
Development Pathway, Robust Intellectual Property
Positive preclinical data in prolactinoma and insulinoma models
Potentially rapid readout and development based on biomarkers
Exclusive, worldwide licensing agreement with Angiogene
Pharmaceuticals for the use of VDAs in the treatment of carcinoid syndrome and other neuroendocrine tumors (NETs)
OXiGENE’s Estimated Cost: ~$3M

24 24 ZYBRESTAT ZYBRESTAT ® ® Program Program in Anaplastic Thyroid in Anaplastic Thyroid Cancer (ATC) Cancer (ATC) * ** * * * * *

25 25
ZYBRESTAT
ZYBRESTAT
®
® in Anaplastic Thyroid Cancer
in Anaplastic Thyroid Cancer
Completed Randomized Ph. 2/3 (FACT) Trial Results
80 patients with biopsy-proven ATC at 40 clinical sites
Paraplatin
®
(carboplatin) / Taxol
®
(paclitaxel) +/- ZYBRESTAT
®
Primary endpoint: Median survival: 5.2 vs. 4.0 months (NS), HR 0.72
Secondary endpoints: 1-year survival 26 vs. 9%; OR rate 20 vs. 16%
Target 1H16 EMA marketing authorization in EU
Potential for approval via “Exceptional Circumstances” pathway
May not require additional clinical data
Anaplastic Thyroid Cancer (ATC)
Highly aggressive and lethal cancer with limited
treatment options
~2,000 total patients annually in the US and EU
Orphan drug status in both the US and EU
OXiGENE’s Estimated Cost: ~$5M remaining

K-M Estimate of Overall Survival
100
90
80
70
60
50
40
30
20
10
0
0
3
6
9
12
15
18
21
24
27
30
33
36
Median Survival
One-year Survival

26 26
Paraplatin
®
/
Taxol
®
+
ZYBRESTAT (N=55)
Paraplatin
®
/
Taxol
®
(N=25)
Median Survival
(95% CI)
5.2 months
(3.1, 9.0)
4.0 months
(2.8, 6.2)
One-year Survival 25.5% 8.7%
Hazard Ratio
(95%CI)
0.72 (0.43, 1.20)
28% Risk Reduction
•
Survival Time (Months)
Results from Ph 2/3 (FACT) Study in ATC
Results from Ph 2/3 (FACT) Study in ATC

27 27 OXi4503 Program OXi4503 Program in Acute Myelogenous in Acute Myelogenous Leukemia (AML) Leukemia (AML) * * * * * * *

28 28
OXi4503 in Acute Myelogenous Leukemia
OXi4503 in Acute Myelogenous Leukemia
Ongoing Ph 1 Dose-Escalation Study
Co-sponsored by the University of Florida, the Leukemia and Lymphoma
Society
Up to 36 relapsed and refractory acute myelogenous leukemia (AML) or myelodysplastic syndrome patients
Primary endpoint: Recommended dose
Secondary endpoint: Hematologic responses
Rationale: Positive Preclinical Trial Results and Robust
Intellectual Property
Demonstrated near-complete elimination of FLT-3 mutated human AML
(leukemic clone) in systemic xenograft in SCID mouse model
Composition-of-matter and method-of-use patents for myeloid-lineage leukemias

29 29 OXiGENE (OXGN) OXiGENE (OXGN) Corporate Summary Corporate Summary * * * * * * * *

30 30
Financial Overview
Financial Overview
Cost-Efficient, “Virtual Company” Infrastructure
Cash: $7.7M (2Q13), projected to last into 2Q14
Raised $6.1M in early 2013 via ATM and PIPE
Reduced expenses by more than 30% in 2012
Debt: $0M (2Q13)
Common Stock: 2.7M outstanding (6.8M fully diluted)
Prioritized Spending Needs
Avastin
®
combo (GOG0186I) in ovarian cancer (<$1M remaining)
Votrient
®
combo in ovarian cancer (<$1M in future spending)
Taxol
®
combo in ovarian cancer ($1-8M in  future spending)
EU MAA filing for Paraplatin
®
/ Taxol
®
combo in ATC (~$5M, some of
which may be recovered via commercialization of registration lots)
Carcinoid syndrome Ph 1 program (~$3M)

31 31
Robust Intellectual Property Portfolio
Robust Intellectual Property Portfolio
ZYBRESTAT® United States Europe Japan
Composition of Matter: fosbretabulin
tromethamine
September 2021
US 7659261, 7524832 &
7659262
September 2021
EPO 1320534
September 2021
JP 4149804
Method of modulating tumor growth
or metastasis by administration of fosbretabulin
and paclitaxel
December 2021
US 6,538,038
N/A N/A
Method of treating NET including carcinoid
tumor symptoms by administering fosbretabulin
June 2033
PCT* pending
June 2033
PCT *pending
June 2033
PCT* pending
OXi4503
Composition of Matter: OXi4503 – salt form
including potassium
October 2021
US 7,078,552
April 2021
EPO 1278758
February 2020
pending
Method of treating myeloid neoplasm by
administering OXi4503
November 2028 November 2028
November 2028
JP 5302328
•
*A Patent Cooperation Treaty (PCT) application establishes a filing date in all 148 contracting states.
OXiGENE is the owner or exclusive licensee
of more than 120 patents worldwide

32 32
2013
2H13: Ongoing
dialogue with EMA
regarding EU MAA for
ZYBRESTAT
®
in ATC
2H15: Initial data from
potential Ph 2 Taxol
®
and
Votrient
®
+/- ZYBRESTAT
®
combo trials
2H15: Potential EMA MAA
submission for ZYBRESTAT
®
in ATC
2014 2015 2016 2017
Numerous Upcoming Catalysts
Numerous Upcoming Catalysts
2017: Potential FDA
NDA submission for
Avastin
®
+/-
ZYBRESTAT
®
combo in
ovarian cancer
1H14: Preliminary data from
ongoing Ph 2 Avastin
®
+/-
ZYBRESTAT
®
combo trial (GOG-
186I)
1H14: Potential initiation of Ph
2 Taxol
®
+/- ZYBRESTAT
®
combo trial
1H14: Potential initiation of Ph
2 Votrient
®
+/- ZYBRESTAT
®
combo trial
2016 : Potential EU MAA approval for
ZYBRESTAT
®
in ATC
2016: Potential final data from Ph 2
Taxol
®
and Votrient
®
+/-
ZYBRESTAT
®
combo trials
2016: Potential final data from Ph 3
Avastin
®
+/- ZYBRESTAT
®
combo
trials

33 33
OXiGENE (OXGN) Investment Thesis
OXiGENE (OXGN) Investment Thesis
Compelling Valuation
Currently trading at a market cap of less than $10 million
Leveraging $200+ million previously invested primarily in VDA development
Cost-Efficient and Risk-Mitigated Development Strategy
Ongoing and planned Ph 2 trials supported by foundations, non-profit research institutions and larger pharmaceutical companies
Significant Potential Value-Creating Events on the Horizon
Enrollment complete for  ongoing Avastin
®
+/- ZYBRESTAT
®
Ph 2 in ovarian
cancer - preliminary results expected 1H14
Potential initiation of Taxol
®
+/- ZYBRESTAT
®
and Votrient
®
+/- ZYBRESTAT
®
Ph 2 trials in ovarian cancer, as well as a Ph 1a/2b trial in carcinoid syndrome
Completion of enrollment for OXi4503 Ph 1 trial in AML
Actively pursuing development and commercialization agreements with established industry leaders